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                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM N-8A

          NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                    OF THE INVESTMENT COMPANY ACT OF 1940

        The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:                                   PFL Endeavor Target Account

Address of Principal                    4333 Edgewood Road, N.E.
Business Office:                        Cedar Rapids, Iowa 52499-0001

Telephone Number:                       800-525-6205

Name and address of agent               Frank A. Camp, Esq.
for service of process:                 PFL Life Insurance Company
                                        4333 Edgewood Road, N.E.
                                        Cedar Rapids, Iowa 52499

Check Appropriate Box:

        Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:
YES  X   NO
    ---     ---

        Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the city of Corona Del Mar and state of California on the 24th day of September, 1997.

[NO SEAL]                                       PFL ENDEAVOR TARGET ACCOUNT

                                                By: /s/ James R. McInnis
                                                   ---------------------
                                                   James R. McInnis
                                                   President
Attest:  /s/ Pamela Shelton
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Title:  Corporate Secretary
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